Exhibit 4.yy

LOAN AGREEMENT

THIS AGREEMENT made as of the 1st day of January, 2006.

B E T W E E N:

KIMBER RESOURCES INC

a corporation incorporated under the laws of Canada

(hereinafter called "the Lender")

OF THE FIRST PART

AND:

MINERA MONTERDE, S. DE R.L. DE C.V.

a limited liability partnership incorporated under the laws of Mexico

(hereinafter called "the Borrower")

OF THE SECOND PART

WHEREAS the Lender has loaned and may loan amounts to the Borrower from time to time (any such loans hereinafter referred to collectively as the "Indebtedness");

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the covenants contained herein, the parties hereto agree as follows:

1.

The following terms shall, when used in this Agreement, have the meaning and interpretation set forth as follows (except as otherwise expressly provided or as the context otherwise requires):

Act, means the General Titles and Operations of Credit Act of Mexico in effect on the date of signing of this Agreement, with its amendments and additions;

“Grid Note” means the form of promissory note referred to in Section 4 hereof;

“Indebtedness” means all amounts loaned by the lender to the Borrower, being, as of January 1, 2006, a total of $14,834,184.40, and such additional amounts as have been advanced and will be advanced by way of loan to the Borrower by the Lender;

“Default” means any event or circumstance, the occurrence or non-occurrence of which would, with the giving of a notice, lapse of time or combination thereof, constitute an Event of Default as provided in Section 9 ;

 “Loan Documents” mean this Agreement and any and all documents ancillary to this Agreement, including, without limitation, those documents or instruments entered into in respect of the Security;

 “Permitted Encumbrance” means in respect of the Monterde Property, all charges, encumbrance, limitations of ownership or affectations of any type approved in writing from time to time by the Lender following the signing of this Agreement; for purposes herein, the parties agree that, as of the date hereof, there are no Permitted Encumbrance on the Monterde Property;

“Promissory Note(s)” means the Grid Note and any other promissory note(s) executed from time to time by the Borrower for the benefit of the Lender for the payment of the Indebtedness pursuant to articles 170 and 325, second paragraph, of the Act; the Promissory Note(s) shall be freely endorsed by the Lender;

“Security” means the security granted by the Borrower in favour of the Lender, as more particularly described in Section 5 below;

Monterde Property, means the mining concessions described in Schedule A attached hereto and made part hereof, together with all mining concessions or interest acquired in the future by the Borrower;

2.

The Indebtedness shall be payable by the Borrower on demand therefor made by the Lender at any time.

2.

Nothing in this Agreement shall obligate the Lender to advance any Indebtedness to the Borrower.

3.

The Indebtedness shall be denominated in Canadian currency and shall be non-interest bearing.

4.

Concurrently with the execution of this Loan Agreement, the Borrower shall execute and deliver to the Lender a grid promissory note in the form attached hereto as Exhibit “A” (the “Grid Note”).  The Lender is hereby authorized by the Borrower to enter and record on Schedule 1 attached to the Grid Note (a) the amount of each advance of principal of Indebtedness at the time of each such advance and (b) each repayment of Indebtedness at the time of each such repayment.  The entry of a principal advance or repayment on Schedule 1 to the Grid Note shall be prima facie and presumptive evidence of the entered amount and its conditions.  The Lender’s failure to make an entry, however, shall not limit or otherwise affect the obligations of the Borrower or of any endorser or guarantor of the Grid Note.

5.

As security for the Indebtedness, the Borrower:

(a)

grants to and in favour of the Lender a first degree mercantile mortgage over the Monterde Property and its products, subject only to Permitted Encumbrances;

(b)

grants to and in favour of the Lender a first security interest over all of its present and after-acquired personal property, subject only to Permitted Encumbrances; and

(c)

will execute and deliver to the Lender the Promissory Note(s) under which it will guarantee all indebtedness of the Borrower to the Lender hereunder;

(d)

will cause the Lender to be named as first “loss payee” on all property insurance policies held by the Borrower in respect of the Monterde Property  and any personal property.

all in form and on terms satisfactory to the Lender (collectively, the “Security”).

7.

The Lender appoints the Borrower as the trustee of the assets and rights furnished as Security pursuant to Section 6.;  all assets and rights constituting the Security shall be maintained at their current location in the State of Chihuahua, or any other location designated by the Lender from time to time (and all Security provisions hereunder shall remain in full force and effect), for as long as any portion of the Indebtedness remains unpaid, even if such period of time is in excess of three years or if an Event of Default occurs.

8.

There shall not be a reduction of Security on partial repayment of the Indebtedness.

9.

The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:

(a)

the non-payment when due (whether at a stated maturity, upon demand, upon acceleration, upon required prepayment or otherwise) of any amounts owing to the Lender under this Agreement or any other Loan Document and such non-payment continues for five (5) Business Days;

(b)

while the Indebtedness remains outstanding any breach by the Borrower of any of their respective undertakings, covenants, conditions or other obligations set forth in this Agreement or any of the Loan Documents;

(c)

if any of the Borrower’s representations, warranties or other statements made or given in this Agreement or any other document delivered hereunder or in connection with the Loan were at the time given false or misleading in any material respect;

(d)

if the Borrower, either directly or indirectly, ceases or threatens to cease to carry on business;

(e)

if the Borrower defaults in any material obligation in respect of any material contract or of any indebtedness for borrowed money (or security granted pursuant thereto) subject to applicable cure periods thereon, where as a result of such default, the maturity of such indebtedness is or may be accelerated, or under any agreement with an equipment financier where as a result of such default, such equipment financier commences any enforcement action in respect of its collateral;

(f)

if at any time after execution and delivery of this Agreement, any of the Loan Documents ceases to be in full force and effect or if any of the Loan Documents is declared by a court or tribunal of competent jurisdiction to be null and void or the validity, enforceability or priority thereof is contested by the Borrower.

10.

Upon the occurrence of an Event of Default and at any time thereafter, the Lender may: (i) declare that any obligation of the Lender hereunder is immediately terminated; (ii) declare that the outstanding balance of the Indebtedness is due and payable whereupon all Indebtedness and liability of the Borrower in respect thereof, together with all other monies and amounts payable hereunder, shall be immediately due and payable; (iii) retain any amounts which the Borrower may be entitled to receive as an adjustment of additional interest as a genuine pre-estimate of liquidated damages; (iv) exercise any right or recourse and proceed by any action, suit, remedy or proceeding against the Borrower authorized or permitted by law for the recovery of all indebtedness and liabilities of the Borrower to the Lender hereunder; and (v) proceed to exercise any and all rights hereunder or under the Loan Documents.

Any or all proceeds resulting from the exercise of any or all of the foregoing remedies shall be applied as set forth in any applicable Loan Document providing the remedy or remedies exercised; if none is specified, or if the remedy is provided by this Agreement, then as follows: (i) to the costs and expenses, including without limitation reasonable legal fees and disbursements incurred by the Lender in connection with the exercise of its remedies; (ii) to the expenses of curing the default that has occurred, in the event that the Lender elects, in its sole discretion, to cure the default that has occurred; (iii) to the payment of amounts owing by the Borrower under the Loan Documents, including but not limited to the payment of the principal of and interest on the Indebtedness, in such order of priority as the Lender shall determine in its sole discretion; and (iv) the remainder, if any, to the Borrower or to any other person lawfully hereunto entitled.

11.

The parties hereto expressly agree that the Indebtedness shall be subordinated to any secured loan facility established by the Borrower with any bank or other financial institution for the purpose of establishing a processing facility on the Monterde Property.

12.

The Borrower covenants that it will execute or cause to be made, done or executed, all further and lawful acts, deeds, things, devices, conveyances and assurances whatsoever for effecting the purposes and intent of this agreement as counsel for the Lender shall reasonably advise or request.

13.

All notices and other communications required or permitted to be given hereunder shall be in writing in the English language and may be delivered personally or faxed (with receipt confirmed) or dispatched (postage prepaid) by a nationally recognized overnight courier service with overnight delivery instructions, in each case addressed to the particular party at:

To the Borrower:	KIMBER RESOURCES INC.
215 – 800 West Pender Street
Vancouver, BC, V6C 2V6
Fax: 604 669-8577

To the Lender:	MINERA MONTERDE, S. DE R.L. DE C.V.
Calle La Salle #3230
Fracc. Lomas la Salle
CP 31214
Chihuahua, Chih. MEXICO
Fax: 52-614-423-4664

or at such other address of which any party may, from time to time, advise the other party by notice in writing given in accordance with the foregoing.  Notice will be deemed to have been given, if delivered, on the date of delivery, or, if sent by facsimile when received by the recipient.

14.

This Loan Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein, and shall in all respects be considered to be a British Columbia contract, except as regards collection privileges and rank, in respect of which, if enforced in Mexico, this Loan Agreement shall be deemed a Mexican contract governed and construed in accordance with the laws of Mexico.

15.

This Loan Agreement shall be binding upon and shall enure to the benefit of the parties hereto their respective successors and assigns.

IN WITNESS WHEREOF this Loan Agreement has been executed by the parties hereto this 18th day of June 2009

KIMBER RESOURCES INC.

By:	"/s/ Gordon Cummings"
Gordon Cummings, President

MINERA MONTERDE, S. DE R.L. DE C.V.

By:	"/s/ Gordon Cummings"
Gordon Cummings, General Manager

Exhibit “A”

GRID PROMISSORY NOTE

Cdn$14,834,184.40 (as of January 1, 2006)

Due: On demand.

For value received, MINERA MONTERDE S.de R.L. de C.V., a limited liability partnership incorporated under the laws of Mexico (the “Borrower”) promises to pay to the order of KIMBER RESOURCES INC., a corporation incorporated under the laws of the Province of British Columbia, Canada (the "Lender") at its registered office in Vancouver, British Columbia, in lawful money of Canada, the lesser of:

(i)

the principal sum of $14,834,184.40; and

(ii)

the aggregate unpaid principal balance of all advances made by the Lender as recorded on the reverse of this note or on any attachment,.

This note is issued to evidence advances by the Lender to the Borrower under a loan agreement dated as of January 1, 2006 between the Borrower and the Lender, as the same may be amended or modified (the "Loan Agreement").

The entire principal of this note is payable on demand.

The Borrower authorizes the Lender to record on the reverse of this note or on any attachment to this note all advances, repayments, prepayments and the unpaid principal balance from time to time.  The Borrower agrees that in the absence of manifest error the record kept by the Lender on this note or any attachment shall be conclusive evidence of the matters recorded, provided that the failure of the Lender to record or correctly record any amount or date shall not affect the obligation of the undersigned to pay the outstanding principal amount of the advances and interest in accordance with the Loan Agreement.

The Borrower waives presentment, demand, notice of dishonour and protest or further notice of any kind and agrees that it shall remain liable in respect of this note as if presentment, demand, notice of dishonour and protest had been duly made or given.

Terms are used in this note with the meanings ascribed to them in the Loan Agreement unless otherwise specified.

MINERA MONTERDE, S. de R.L. de C.V.

By:	"/s/ Gordon Cummings"
Gordon Cummings, General Manager

Schedule 1

Advances and payments of principal and accruals of interest

Date	Amount of Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made by
Jan. 1, 2006	$14,834,184.40		$14,834,184.40	Lyn Davies

Totals